                                                                 EXHIBIT 10.2

                                SUPPLY AGREEMENT


                 THIS SUPPLY AGREEMENT (the "Agreement") is made and entered into this 30th day of May 1995, by and among WILSON FOODS CORPORATION, a Delaware corporation, and FOODBRANDS AMERICA, INC., a Delaware corporation (collectively "Wilson"), DIXIE FOODS COMPANY, a Delaware corporation ("Dixie") and THORN APPLE VALLEY, INC., a Michigan corporation ("TAV") with reference to the following circumstances:

                 (i) Wilson and certain of its affiliates have entered into that certain Asset Purchase Agreement with TAV dated as of April 29, 1995 as amended by First Amendment to Asset Purchase Agreement dated May 26, 1995 (the "Asset Purchase Agreement"); and

                 (ii) This Supply Agreement is delivered in connection with the closing of the Asset Purchase Agreement; and

                 (iii) Wilson has entered into that certain Private Label Manufacturing Agreement dated May 13, 1992 with Farmland Foods, Inc., a Kansas corporation ("Farmland"), as amended (the "Co-Pack Agreement") pursuant to which Farmland has agreed to process and package certain meat products for Wilson under Wilson's private label and other labels sold by Wilson; and

                 (iv) TAV has been assigned and agreed to assume the liabilities of that certain Production Agreement (the "IBP Agreement") dated October 14, 1993, between Doskocil Companies Incorporated and IBP, Inc. ("IBP"); and

                 (v) The parties desire that Wilson will supply to TAV certain of the products produced by Wilson at its facility located in Cherokee, Iowa (the "Cherokee Facility") for the term provided below on the terms and conditions herein set forth; and

                 (vi) The parties desire that Wilson will supply to TAV certain of the products produced by Farmland pursuant to the Co-Pack Agreement for the term provided below, and TAV will supply certain products to Wilson produced for TAV pursuant to the IBP Agreement for the term provided below on the terms and conditions herein set forth; and

                 (vii) TAV desires to use the facility located at 2530 W. Broadway, Forrest City, Arkansas held by Dixie pursuant to the Lease Agreement with Delta Warehousing & Freight, Inc. dated December 20, 1994 (the "Dixie Lease") and the equipment located therein (collectively the "Spice Facility") to produce spices for a limited period of time.

                 NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants stated below, the parties agree as follows:

ARTICLE I.  FARMLAND PRODUCTS

                 1.1.     Supply.  Throughout the term set forth in this
Article I of this Agreement, TAV shall purchase from Wilson and Wilson shall sell to TAV the sliced cold cut, smoked sausage and other products listed in
Section 1.4, below, (the "Farmland Products") under labeling and packaging consistent with Wilson's current Specification and Packaging Supplies (as those terms are defined in the Co-Pack Agreement). Spices will be supplied by TAV and billed to Farmland or Wilson as directed by Wilson, which cost will be included in the product cost, in accordance with the Farmland Agreement.

                 1.2. Price and Other Terms of Sale. The purchase price for the Farmland Products will be the actual cost, including all freight, storage, overhead and other cost of the Product, to Wilson as delivered to such destinations as TAV shall designate. Wilson shall invoice TAV weekly for Farmland Products delivered during the preceding week. TAV shall pay within two business days after receipt of such invoice by wire transfer of readily available funds to an account at Wilson Brands Corporation at First Bank N.A., Minneapolis, Minnesota, account #1-602-3419-0512.

                 1.3. Specifications; Title. Specifications for Farmland produced products will be as in existence on the initial date of this Supply Agreement. TAV shall have the same right to inspect and reject for cause Product and Packaging Supplies (as defined in the Co-Pack Agreement) as Wilson has under the Co-Pack Agreement. Title to the Product and risk of loss to the Product will pass to TAV at such time as it passes to Wilson pursuant to the terms of the Co-Pack Agreement.

                 1.4. Quantities. During the term of this Agreement, TAV will purchase from Wilson the following volumes on a monthly basis

                                                          Monthly
       Product Category                               Purchased Volume
       ----------------                               ----------------
Sliced Coldcuts                                 1.5 million pounds  -10%/+20%

Smoked Sausage                                  400,000 pounds      -10%/+20%

Stick Sausage Farmland Products                  80,000 pounds      -10%/+20%

Pork Sausage                                     60,000 pounds      -10%/+20%


TAV will place its orders weekly for the list of Farmland Products to be produced the subsequent week. Such orders will include a description of the Product and tonnage; special labeling instructions may be given separately. TAV will provide Wilson with monthly forecast of TAV's needs for Product on or before the 15th day of the preceding month.

                 1.5. Term. The term of this Article II shall commence on the date hereof and shall extend for a period of ninety (90) days following the date hereof; provided, Wilson may extend the term of this Article I for an additional 60 days by giving written notice to TAV 20 days prior to the end of its term, provided, further, however, this Article I shall be automatically terminated upon termination of the Co-Pack Agreement, if earlier. Wilson will use its reasonable best efforts to maintain the Co- Pack Agreement in full force and effect for ninety (90) days.

                 1.6. Warranty/Indemnification. Wilson warrants to TAV the quality of the Product to the same extent that Wilson is entitled to warranties from Farmland. Wilson also agrees to indemnify and hold TAV harmless from and against any and all claims, liabilities, demands, expense, damages and cost, including attorney's fees, to the full extent that Wilson is entitled to such indemnification from Farmland.


ARTICLE II. IBP PRODUCTS

                 2.1.     Supply.  Throughout the term set forth in this
Article II of this Agreement, Wilson shall purchase from TAV and TAV shall sell to Wilson, standard cooked hams to be distributed by Wilson through its Wilson's Continental Deli division or Wilson Foodservice or Doskocil Foodservice divisions (the "IBP Products") under labeling and packaging Specifications and Packaging Supplies (as those terms are defined in the IBP Agreement) provided to TAV consistent with the terms of the IBP Agreement.

                 2.2. Price and Other Terms of Sale. The purchase price for the IBP Products will be the actual standard direct cost (based on the consistently applied procedure of using the Cherokee Facility's labor standard minus $3.33 per cwt. to determine the actual standard direct cost for labor), fixed overhead charge of $10.30 per Cwt., and all applicable freight and storage costs. TAV shall invoice Wilson weekly for IBP Products delivered during the previous week. Wilson shall pay within two business days after receipt of such invoice by wire transfer of readily available funds to an account at First of America, Account No. 301135497, Royal Oaks, Michigan.

                 2.3. Specifications; Title. Specifications for IBP Products will be as provided by Wilson from time to time to TAV so long as such Specifications are consistent with the terms of the IBP Agreement. All Specifications provided by Wilson will be maintained by TAV as confidential and will only be used to provide the IBP Products. Wilson shall have the same right to inspect and reject for cause IBP Products and Packaging Supplies (as defined in the IBP Agreement) and to request product information as TAV has under the IBP Agreement. Title to the IBP Products and risk of loss to the IBP Products will pass to Wilson at such time as it is unloaded at the destination designated by Wilson.

                 2.4. Quantities. During the term of this Article II, Wilson will purchase from TAV the following volumes on a weekly basis:

                                                              Weekly
  Product Category                                        Purchased Volume
  -----------------                                       ----------------
Standard Cooked Hams                                  200,000 pounds - 10%/+20%

Wilson will place its orders weekly for the list of IBP Products to be produced the subsequent week. Such orders will include a description of the IBP Products and tonnage; special labeling instructions may be given separately.

                 2.5. Term. The term of this Article II of this Agreement shall commence on the date hereof and shall extend for a period of one hundred eighty (180) days following the date hereof, provided, however, this Article II may be terminated upon 10 days notice by Wilson after the first ninety (90) days of this term. Upon termination of this Article II, Wilson shall be permitted reasonable access to the Council Bluff, Iowa facility to remove the Ildelman ham molds which were excluded from the Purchased Assets (as defined in the Asset Purchase Agreement).

                 2.6. Warranty/Indemnification. TAV warrants to Wilson the quality of the IBP Products to the same extent that TAV is entitled to warranties from IBP. TAV also agrees to indemnify and hold Wilson harmless from and against any and all claims, liabilities, demands, expense, damages and cost, including attorney's fees, to the full extent that TAV is entitled to such indemnification from IBP.



ARTICLE III.  CHEROKEE PRODUCTS

                 3.1.     Supply.  Throughout the term set forth in this
Article III of this Agreement, TAV shall purchase from Wilson and Wilson shall sell to TAV the retail franks, stick retail sausage and other products listed in Section 3.4, below, (the "Cherokee Products") under labeling and packaging consistent with Wilson's current specification and packaging supplies. Spices will be supplied by TAV and billed to Wilson's Cherokee Facility which cost will be included in the product cost, in accordance with the Retail Product Costing System. All labeling and packaging supplies will be those supplies currently used to produce the Cherokee Products and are part of the existing inventory at the Cherokee Facility or





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

as reasonably designated by TAV. TAV will supply or cause to be supplied to Wilson at the Cherokee Facility all labeling and packaging supplies.

                 3.2. Price and Other Terms of Sale. The purchase price for the Cherokee Products will be the actual standard direct cost, all applicable freight and storage costs and a fixed overhead charge of (i) $7.00 per cwt. for franks and (ii) $8.00 per cwt. for all other products. Wilson shall invoice TAV weekly for Cherokee Products produced during the preceding week. TAV shall pay within two business days after receipt of such invoice by wire transfer of readily available funds to an account at Wilson Brands Corporation at First Bank N.A., Minneapolis, Minnesota, account #1-602-3419-0512.

                 3.3. Specifications; Title. Specifications for Cherokee Products will be as in existence on the initial date of this Supply Agreement. TAV shall have the right to inspect and reject for cause Cherokee Products and packaging supplies to the extent the product does not comply with the product and packaging specifications in effect at the time of this Agreement. Title to the Cherokee Products and risk of loss to the Cherokee Products will pass to TAV at such time as the Product is loaded on a TAV truck at the Cherokee Facility or when delivered to a destination arranged by Wilson at the direction of TAV.

                 3.4. Quantities. During the term of this Agreement, TAV will (except as otherwise provided below) purchase from Wilson the following volumes on a weekly basis:

        Cherokee Product                           Weekly Production
        -----------------                          -----------------
Retail Franks                              420,000 pounds           -10%/+20%

Stick Liverwurst/Braunsweiger               18,000 pounds           -10%/+20%

Stick Bologna                               48,000 pounds           -10%/+20%

Stick Salami                                 9,000 pounds           -10%/+20%

Sliced Canadian Bacon                        1,000 pounds           -10%/+20%

Cured Emulsion for Slice Roast             Minimum 25,000 pounds per order
Beef                                       as required


; provided, the above volumes may be decreased by TAV after the first 30 days, and for each 30 day period thereafter, by giving written notice to Wilson at least 14 days prior to the end of the then existing 30 day period of the volumes TAV will purchase during such succeeding 30 day period; provided, further, once TAV has decreased the volumes, TAV may not be increased without Wilson's written consent. TAV will place its orders weekly for the list of Cherokee Products to be produced the subsequent week. Such orders will include a description of the Cherokee Products and tonnage; special labeling instructions may be given separately.

                 3.5. Term. The term of this Article III shall commence on the date hereof and shall extend for a period of ninety (90) days following the date hereof; provided, TAV may extend the term of this Article III for an additional 60 days by giving written notice to Wilson 20 days prior to the end of its term. Upon termination of this Article III, TAV will purchase from Wilson all remaining raw materials, ingredients and packaging used for the production of the Cherokee Products at the same price as originally paid by Wilson.

                 3.6. Warranty/Indemnification. Wilson warrants that no Cherokee Products sold to TAV under this Supply Agreement will be adulterated or misbranded within the meaning of the Federal Meat Inspection Act or Federal Food, Drug or Cosmetic Act or any amendments thereto. However, Wilson does not warrant against Cherokee Products becoming adulterated or misbranded within the meaning of such Acts after shipment by reason of causes beyond Wilson's control. Further, Wilson's liability for misbranding under TAV's labels shall be limited to that resulting from the failure of Cherokee Products to conform to the labels designed for use by TAV. TAV warrants that it has the right to use any and all tradenames, service marks, trademarks or design placed on Cherokee Product labeling from time to time. TAV agrees to indemnify and hold Wilson harmless for and against any and all claims, liabilities, demands, expenses, damages or costs, including attorneys' fees incurred by Wilson, arising out of Wilson's use of labeling, tradenames, service marks or trademarks directed by TAV to be used in conjunction with the Cherokee Products.


ARTICLE IV.  SPICE OPERATIONS

                 4.1. Use. Dixie hereby subleases and grants to TAV the right to use the Spice Facility. All operations at the Spice Facility will be conducted by employees of TAV. Any use of the Spice Facility by Dixie during the term of this Article IV will be coordinated with TAV, TAV having the first right to use the Spice Facility. TAV agrees and covenants that its use of the Spice Facility will be only in accordance with the Lease Agreement and subject to all terms of the Lease Agreement. TAV will make no alteration, addition or improvement in and to the Spice Facility without Dixie's prior written consent.

                 4.2. Responsibility. TAV is responsible for all maintenance and repairs to the Spice Facility and all other out-of-pocket expenses incurred by Dixie in connection with TAV's use of the Spice Facility, including without limitation, utilities,





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

janitorial services and repairs occasioned by the negligence or intentional act of TAV and its employees, resulting from the use of the Spice Facility by TAV during the term of this Article IV; provided, however, TAV shall not be responsible for any of the lease payments, personal property taxes (except on inventory and other personal property belonging to TAV) and general maintenance and repair to the Spice Facility not resulting from the use of such facility by TAV. Dixie will forward to TAV promptly upon receipt, all invoices or other documentation reflecting any out-of-pocket expenses payable by TAV pursuant to this Article IV and TAV will promptly pay such amounts to Dixie.

                 4.3. Term. The use and occupancy of the Spice Facility by TAV will be for a term of 45 days ending on the close of business on July 14, 1995. TAV may terminate this Article IV sooner by providing to Dixie 5 days written notice. Upon termination of this Article IV, TAV will vacate the Spice Facility, leaving the Spice Facility in the condition it was in on the date hereof, except for ordinary wear and tear, and shall remove any inventory or property belonging to TAV within 5 days.

                 4.4. Indemnification. TAV shall defend, indemnify and hold Dixie, its subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns from and against each and every loss, damage, injury, harm, detriment, decline in value, lost opportunity, liability, exposure, claim, demand, proceeding, settlement, judgment, award, fine, penalty, tax, fee, charge, cost or expense (including without limitation, interest, penalty, costs of preparation and investigation, and the fees, disbursements and expenses of any attorney or other professional advisor) arising out of, or relating, directly or indirectly to or resulting from: (i) the conduct of TAV's business at the Spice Facility and (ii) any acts or omissions of any employees, agents, servants, invitees, or licensees of TAV or any of its subsidiaries', employees or agents at or relating to the Spice Facility. TAV will maintain appropriate general liability, workers' compensation and other insurance of a nature and amount reasonably acceptable to Dixie for its operations at the Spice Facility.

ARTICLE V.  GENERAL TERMS

                 5.1. Dispute Resolution. If the parties to this Agreement are unable to resolve any dispute between themselves arising out of this Agreement within thirty (30) days after either party gives the other notice of such dispute, then the parties shall submit the dispute to mediation pursuant to the provisions of Section 5.1.1 hereof.

                          5.1.1.  Mediation.  Each and every controversy or
claim between the parties and arising out of or relating to this Agreement that the parties have not resolved pursuant to Section 7





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

shall be submitted by the parties to mediation before any other action shall be taken with respect thereto. Any party desiring to institute such mediation process shall provide written notice to the other parties of the nature of such controversy or claim and within ten (10) days of such notice shall submit the matter for mediation to any reputable, recognized alternative-to-litigation program doing business in Kansas City, Missouri. The parties shall comply with the rules and regulations of such organization and shall meet and confer at reasonable times upon reasonable notice in order to resolve any such controversy or claim. The parties shall pursue mediation in good faith and in a cooperative effort and shall not withdraw from the mediation process arbitrarily. If such mediation fails to resolve the dispute within forty-five
(45) days of the date of the notice submitting the matter to mediation, such controversy or claim shall be settled in accordance with the provisions of
Section 5.1.2. hereof.

                          5.1.2.  Arbitration.  Each and every controversy or
claim arising out of or relating to this Agreement, not otherwise disposed of pursuant to the provisions of Section 4.1 and/or 5.1.1. above, shall be settled by arbitration conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association, except as may be otherwise provided herein. This agreement to arbitrate shall survive the rescission or termination of this Agreement. If available, the panel used shall be selected from the "Food Industry Panel" employed by the American Arbitration Association and the decision of the arbitrators shall be final and binding on all parties. All arbitration shall be undertaken pursuant to the Federal Arbitration Act, where applicable, and the decision of the arbitrators shall be enforceable in any court of competent jurisdiction. Notice of the demand for arbitration shall be filed in writing with the other party to this agreement and with the Kansas City, Missouri office of the American Arbitration Association, which such demand shall set forth in the same degree of particularity as required for complaints under the Federal Rules of Civil procedure the claims to be submitted to arbitration. Within thirty (30) days after the demand for arbitration the parties shall exchange appropriate copies of all documents on which their respective claims and defenses are based and a list of all persons whom the parties will call as witnesses with respect to such claims and defenses. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of limitations. This Agreement to arbitrate may be specifically enforced by a court of competent jurisdiction.

                 In any dispute in which any party seeks in excess of $50,000 in damages, three arbitrators shall be employed. In all disputes, the arbitrator(s) shall not award consequential or punitive damages. Each party hereby waives the right to consequential and punitive damages and agrees to receive only those





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

actual damages resulting from the claim asserted. The arbitrators are by this agreement directed to conduct the arbitration hearing no later than six months from the service of the statement of claim and demand for arbitration unless good cause is shown establishing that the hearing cannot fairly and practically be so convened. The arbitrators shall have the authority and jurisdiction to enter any pre-arbitration awards that would aid and assist the conduct of the arbitration or preserve the parties' rights with respect to the arbitration as the arbitrators shall deem appropriate in their discretion. The award of the arbitrators shall be in writing and it shall specify in detail the issues submitted to arbitration and the award of the arbitrators with respect to each of the issues so submitted.

                 The provisions of the Federal Rules of the Civil Procedure relating to the right of discovery in civil actions shall be applicable to such arbitration proceedings except as modified by the terms of this Agreement. Except as needed for presentation in lieu of a live appearance, depositions shall not be taken. The parties shall be entitled to engage in document discovery by requesting production of documents. Responses or objections to such requests shall be served twenty (20) days after receipt of a request. The arbitrators shall resolve any discovery disputes by such prehearing conferences as may be needed. All parties agree that the arbitrator(s) and any counsel of record to the proceeding shall have the power of subpoena process as provided by law.

                 The prevailing party as determined by the arbitrators shall be entitled to recover form the losing party reasonable expenses, attorneys' fees and costs incurred in connection with the arbitration and the mediation and in the enforcement or collection of any judgment or award rendered therein. The prevailing party means the party determined by the arbitrators to have most nearly prevailed, even if such party does not prevail in all matters, or is not the party in whose favor an award is rendered. Included within the cost recoverable pursuant to the terms of this Section shall be included services of process costs, filing fees, mediation fees, arbitration fees, arbitrators' fees, court and reporter costs, investigative costs, and expert witness fees.

                 The award pursuant to such arbitration will be final, binding and conclusive upon final determination of the award, the parties determined obligated to pay will pay to the party determined entitled thereto, within thirty (30) days of such final determination, the full amount, in cash, of such award (which shall include such fees and costs as awarded by the arbitrators). In addition, if the party determined to be obligated to pay does not pay in full the award, the same will be increased by 10% per annum for the period that it is not paid in full.

                 The parties recognize that this Agreement shall create between them a kind of relationship that could give rise to the need by one or more of the parties for emergency judicial relief. Either party shall be entitled to pursue such relief for emergency or preliminary injunctive relief in any court of competent jurisdiction, but immediately following the issuance of any such emergency or injunctive relief each party shall consent to the stay of such judicial proceedings on the merits pending arbitration of all underlying claims between the parties.

                 5.2. Attorneys' Fees and Costs. In the event suit is brought to enforce any of the terms of this Agreement, the losing party shall pay to the prevailing party its reasonable attorneys' fees and costs incurred in any proceeding to enforce the terms of this Agreement.

                 5.3. Amendment or Waiver. This Agreement shall not be amended, nor shall any of its terms be deemed to have been waived by either party, unless such amendment or waiver be in writing and signed by the parties hereto.

                 5.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma.

                 5.5. Counterparts. This Agreement may be executed in multiple counterparts, which taken together shall constitute one instrument and each of which shall be considered an original for all purposes.

                 5.6. Time is of the Essence. The parties agree that time is of the essence under this Agreement.

                 5.7. Notices. All communications required or permitted under this Agreement shall be in writing, and sent to the following addresses or to such other address requested by the parties by notice as herein provided:

                          (1)     Notices to Wilson or Dixie:

                                  Wilson Foods Corporation
                                  P.O. Box 26724
                                  Oklahoma City, Oklahoma 72126

                                  Attention:  Mr. David J. Clapp


                          (2)     Notices to TAV:

                                  Thorn Apple Valley, Inc.
                                  18700 West Ten Mile Road
                                  Southfield, Michigan 48075

                                  Attention:  Mr. Joel Dorfman

                 5.8.  Miscellaneous.

                          5.8.1.  Binding Effect.  This Agreement shall inure
to the benefit of, and be binding upon, the parties hereto, their respective successors and assigns. Provided, however, that neither this Agreement nor the rights and obligations hereunder shall be assignable by either party without the written consent of the other, and any purported assignment in contravention hereof shall be void.

                          5.8.2.  Schedules.  Any Schedule attached hereto is
made a part hereof and is fully incorporated herein by reference.

                          5.8.3.  Entire Agreement.  This Agreement embodies
the entire understanding of the parties hereto in relation to the purchase of products by Wilson or TAV and supersedes any other agreement between the parties to the extent the latter covers the same subject matters; provided, in the event of any conflict between this Agreement and the Asset Purchase Agreement, the terms of the Asset Purchase Agreement shall control. There are no representations, promises, warranties, understandings or agreements, express or implied, oral or otherwise, in relation thereto, except expressly referred to or set forth herein.

                          5.8.4.  Headings.  Headings or captions of the
paragraphs in this Agreement are for convenience of reference only, and in no way define or limit or describe the intent of this Agreement or any provision of any paragraph hereof.

                          5.8.5.  Partial Invalidity.  In the event that any of
the provisions or portions thereof of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof shall not be affected thereby.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                           FOODBRANDS AMERICA, INC.



                                           By /s/ William L. Brady
                                              --------------------------------
                                              William L. Brady, Vice President


                                           WILSON FOODS CORPORATION



                                           By /s/ William L. Brady
                                              --------------------------------
                                              William L. Brady, Vice President

                                                                      "WILSON"

                                           DIXIE FOODS COMPANY



                                           By /s/ William L. Brady
                                              --------------------------------
                                              William L. Brady, Vice President

                                                                       "DIXIE"


                                           THORN APPLE VALLEY, INC.



                                           By /s/ Joel Dorfman
                                              --------------------------------
                                              Joel Dorfman
                                              President and Chief Operating
                                              Officer

                                                                         "TAV"





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